Exhibit 5.1

Hogan Lovells US LLP 100 International Drive, Suite 2000 Baltimore, MD 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

March 27, 2020

Board of Directors
Vaccinex, Inc.
1895 Mount Hope Avenue
Rochester, NY 14620

Ladies and Gentlemen:

We are acting as counsel to Vaccinex, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $11,500,000 of shares of common stock, par value $0.0001 per share, of the Company (the “Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the Open Market Sale Agreement, dated March 27, 2020  (the “Agreement”), between the Company and Jefferies LLC, as placement agent (the “Agent”).  The offering of the Shares by the Company is being made pursuant to its registration statement on Form S-3 (file no. 333-236416) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the accompanying prospectus dated March 11, 2020 (the “Base Prospectus”) that forms a part thereof and the prospectus supplement dated March 27, 2020 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Agreement, (ii) issuance of the Shares pursuant to the terms of the Agreement, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement and the Prospectus.  We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP